Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

Sizeler Property Investors, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-107043 and No. 333-103380) on Form S-3, and (No. 333-85212, No. 333-99541, and No. 333-16073) on Form S-8 of Sizeler Property Investors, Inc. of our report dated February 24, 2005, except for the matters discussed in Note B related to the sale of Bryn Mawr Apartments, which is as of March 13, 2006, with respect to the consolidated balance sheet of Sizeler Property Investors, Inc. as of December 31, 2004, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2004, which report appears in the December 31, 2005 annual report on Form 10-K of Sizeler Property Investors, Inc.

KPMG LLP

New Orleans, Louisiana

March 16, 2006